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                           CERTIFICATE OF AMENDMENT OF

                        THE CERTIFICATE OF INCORPORATION

                                       OF

                           MILESTONE SCIENTIFIC, INC.

         (PURSUANT TO SECTION 242 OF THE DELAWARE GENERAL CORPORATION LAW)

                          ----------------------------


         It is hereby certified that:

         1. The name of the corporation is Milestone Scientific Inc (the "Corporation").

         2. The Certificate of Incorporation of the Corporation was filed by the Department of State on August 17, 1989 (under the name "U.S. Opportunity Search, Inc.") and subsequent amendments thereto were filed on July 13, 1995, December 6, 1996 and, December 17, 1997.

         3. The Certificate of Incorporation of the Corporation is hereby amended to increase the total number of shares of common stock and to add a new class of preferred stock, which the Corporation shall have authority to issue.

         4. To accomplish the foregoing amendments, a Article FOURTH of the Certificate of Incorporation is amended to read in its entirety as follows:


                           "FOURTH: The total number of shares which this corporation shall have authority to issue is 55,000,000 shares, consisting of (i) 50,000,000 shares of common stock, $.001 par value per share (the "Common Stock") and (ii) 5,000,000 shares of preferred stock, $.001 par value per share (the "Preferred Stock"). The Board of Directors, in the exercise of its discretion, is authorized to issue the undesignated Preferred Stock in one or more series, to determine the powers, preferences and rights, and qualifications, limitations or restrictions, granted to or imposed upon any wholly unissued series of undesignated Preferred Stock, and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders."


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         5.     The Amendments herein certified have been duly adopted in
                accordance with the provisions of Section 242 of the Delaware General Corporation Law.

         6. This Certificate of Amendment shall become effective upon the filing hereof in the Office of the Secretary of State of the State of Delaware.


Executed on this 24th day of July 2003




                                         /s/ Leonard Osser
                                         -----------------
                                         Leonard Osser
                                         President and Chief Executive Officer















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